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SMC Speech @ 2017 CTMC

Monday, February 20

7:15pm – 7:45pm

Good evening. Wow…what a terrific crowd we have here tonight…and the energy! I just love it.

I’m so happy to be here with you tonight. It is always a great honor to speak with this group but it is especially so as it will be my last time at this event. There is something quite poetic about making my final company speech to the team I started with 36 years ago… I wouldn’t want it any other way.

I want you to look around this room for a moment. I want you to see the sheer size of this team…YOUR team. We have more than 2,500 people in this room with the same goals… working to achieve the very same things…working together to win. What power and energy there is in that…you feel it don’t you? Feels great, right?

We are bigger than ever. We are stronger than ever. We have more energy than ever. And we are ready to take on the competition…ready to take on Altria! Are you ready?!

Good. Because we have been on a journey over the past few years…with each step…every turn and every climb taking us closer to today…putting us in the optimal position to WIN in the market. There has never been a trade marketing team that does it better than you. And now, we have more talent, more brands and more momentum to propel us to victory.

We welcomed Lorillard to our team and Newport continued to be the brand leader in the market…as we knew it would be. And because of the tireless efforts of all RAI employees, we met the integration targets and we celebrated our Game Changer bonuses last month.

Congratulations again.

We saw Santa Fe’s NAS brand bring incredible growth to a dynamic and loyal consumer segment. And, now we welcome them completely to the folds of our new trade marketing organization.

We expanded our Grizzly portfolio with the national introduction of Dark Mint and we continue to maintain #1 share in vapor in convenience stores with the introduction of the VUSE Vibe.

And, now we are formally organized as the RAI Trade Marketing Services Company. This structure will truly bring competitive advantage by focusing our resources and alignment across our entire product portfolio to bring best-in-class service to our trade partners and superior product performance to our adult tobacco consumers.

You all have so much to be proud of and so much to look forward to in 2017. I won’t spoil any of the exciting highlights that will be shared with you in the next few days but let me tell you…it is an amazing time to be working in this business…and for this organization.

Now, as you can imagine, I have learned quite a few things over the years. In more than three decades in this business, one constant has always been change. Sometimes people think that change resembles something like a four-letter word but if you think about it…a business really cannot grow without change. And, to succeed, change is inevitable.

You have to be flexible and take opportunities as they are presented to you. That’s certainly how I have found myself to be at this point…standing here on this stage as your former CEO and now Chairman of the Board.

Just a month ago, we announced quite a big change for this company with the news that British American Tobacco will buy the remaining shares of RAI it doesn’t already own … once that happens, we will be an integral part of the largest global tobacco company in the world.

I had the good fortune to have worked for British American Tobacco for 23 years so I can tell you from my own personal experience that BAT is a wonderful company … I enjoyed the international scale and learning from diverse perspectives … I met so many people from all different cultures. BAT is a company that learns from and shares best practices all across the globe … and they have so many talented people dedicated to transforming the tobacco industry…something we know a little bit about, yes?

It’s too soon to share any specific details on how the integration will proceed since we still have to gain approvals for the transaction. But I can assure you that Debra and the whole leadership team will be diligent in sharing updates with you as often as they can.

This is an exciting opportunity for growth, innovation and collaboration in our continued transformation of the tobacco industry. We are fortunate that this merger brings together complementary product portfolios and…as the largest contributor to BAT’s profit, RAI will play a significant role in BAT’s future success. This organization will play important role in that future. Keep doing what you do best, and what you love most.

I know that I wouldn’t be here if I didn’t start by doing what I love. I loved getting to know my customers, training sales reps, making key decisions day in and day out…and I quickly learned how important it is to have no regrets.

You can always go home at the end of the day…but you don’t want to ask what if. What if I had taken that job offer? What if I didn’t try a new assignment? You don’t know what you’re truly capable of until you try.

When I was 24 years old, I suddenly found myself with seven sales reps reporting to me. I’ll tell you a little secret…I had no idea what I was doing. But I knew I had to try…and, you know what…I was lucky to have good people on my team and it turned out to be an incredible experience…like so many others throughout my career.

That leads me to the two topics I would like to talk about – both are near and dear to my heart because they both played critical roles in my success … and I believe they can be instrumental in your ongoing success.

First…inspirational leadership. You all have an essential role as a leader in this company and in this industry. And leadership has very little to do with ranks and titles. You are all leaders of this business! You are the face of this company to its customers and to be effective, it is so important to lead with both passion and integrity.

Many times leaders have to help others connect the dots to see the big picture, to help them feel that their work has purpose and meaning in achieving the mission of the organization.

It takes a tremendous amount of personal passion to do that…you have to believe it in your very core if you are ever going to convince anyone else. No one has ever questioned my passion for our vision of transforming tobacco because there can be no doubt how much I believe it and know it to be possible ... that it is within our reach.

Now, inspirational leaders are generally good communicators. But they’re always great listeners. You really have to listen to the people around you…those reporting to you…people above you…people in other functions or those who have other experiences…all across your organization. As the saying goes, you have two ears and only one mouth for a reason.

Listening helps you to shape ideas that drive the goals and actions of your work. That doesn’t mean that you don’t challenge each other respectfully and collaborate to build on each other’s ideas – in fact, that is the best way to put inspirational leadership into practice.

And you have to be inclusive to truly be an inspirational leader. This goes beyond the listening and giving feedback. For real inclusion, people need to feel connected to the actions and processes that are leading to the accomplishment of the goals. So how do you help people feel connected? It really starts and ends with open and honest communication. You can never underestimate the power of genuine, transparent communication with your people.

I mentioned integrity a moment ago. This is probably the most important element to being an inspirational leader. This is really about how your actions – the decisions you make, the way you treat your customers and those around you, match up with the vision you communicate.

If there’s any kind of disconnect here, you will not fully have the trust of your teams or colleagues or customers…they simply won’t believe in you. It takes a person who tells the truth, tries to do the right things, lives a good, principled life and does their best to be an inspirational leader.

I know that we have many, many inspirational leaders on Debra’s leadership team…the Trade Marketing leadership team…and across this room. I know it because I see it. You demonstrate our leadership dimensions on a daily basis and our entire company is better for it.

John Maxwell, a popular leadership author, speaker and coach, says, “A leader is one who knows the way, goes the way and shows the way.” I encourage you to continue bringing passion to our vision as well as integrity and inspiration to your work...and you will indeed continue to show the way for transformation in this industry.

Now, my second topic. I’ve always said that success and happiness are two sides of the same coin. Not that one can’t be had without the other. I think we all know people who meet all kinds of success measures but don’t seem particularly happy. And someone can be the happiest person in the world but may not have the trappings that our society equates with success. BUT...there’s a secret to having both.

So, I want to share a story. It’s actually a parable. One that some of you may have heard before…one that really means quite a bit to me personally…and one that I hope you all will take to heart tonight…as you go forward this year and for many years to come.

This is a story from 1849 and takes place on the river banks of the Sacramento Valley, really not too far from here. And, it teaches an important lesson about our search for happiness and success.

There was young merchant from Boston, who as the story goes, was caught up in the fervor of the California gold rush. He sold all of his possessions, left his family and hometown to seek his fortune in California. He was told the rivers were filled with gold nuggets so big that one person could hardly carry them.

So soon after he arrived, he made his way to the rivers and…day after endless day, the young man dipped his pan into the river and came up empty. No big gold nuggets. His only reward was a growing pile of rocks.

Discouraged, broke and homesick…he was ready to quit until one day an old, experienced prospector walked by and said to him, “That’s quite a pile of rocks you are getting there, my boy.”

The young man replied, “Ya, well…that’s just great but there’s no gold here. I’m going back home.”

Walking over to the pile of rocks, the old prospector said, “Oh, there is gold all right. You just have to know where to find it.”

He picked two rocks up in his hands and crashed them together. One of the rocks split open, revealing several flecks of gold sparkling in the sunlight.

The young man shrugged his shoulders and motioned to the big bulging leather pouch fastened to the old prospector’s waist, and he said, “I’m looking for big nuggets like the ones in your pouch, not just tiny little flecks.”

The old prospector smiled and extended his pouch toward the young man…who looked inside, expecting to see several large nuggets.

He was stunned to see that the pouch was filled with thousands of flecks of gold.

The old prospector said, “Son, it seems to me you are so busy looking for large nuggets that you’ve missed filling your pouch with these precious flecks of gold. The patient accumulation of these little flecks has brought me great wealth.”

So many people in life are like that young merchant…always after that big nugget…which can represent that great big elusive goal of “major success” or that highest peak of “true happiness.”

They search and search to find those things that will make them happy or push themselves to bigger and better measures of success but always end up frustrated. They change jobs, change cars, or change houses looking for that big gold nugget. They get what they thought was going to be a big nugget and they aren’t satisfied.

True happiness is not found in the large nuggets or the grand jackpots of life that come sporadically…but in the small flecks of happiness collected over a lifetime - found throughout our everyday lives.

You can’t define success only by the big wins or the big titles. Success happens every day with every step you take…moving yourself forward…toward the opportunities as they come. Each and every success – no matter how small or large, is a gold fleck.

Sometimes these flecks are out in the open and sometimes they are buried within a boring rock…but they are there, all around us, if we only look for them.

When we find them, it is important that we take time to enjoy each one. Stop and enjoy the small and wonderful moments of life like playing with our children, spending time with a loved one, enjoying a hobby or just taking a walk outside. Store those in your pouch.

And celebrate the successes like getting the meeting with that elusive customer you’ve been trying to build a relationship with or completing your training or securing your contracts for the year. They are all important and worthy of your time to enjoy. Store those in your pouch, too.

You see, that’s the secret – collecting a pouch full of joyful experiences will add up to a happy life. Savor and celebrate all the moments.

After more than three decades at this company, I couldn’t even begin to lift my pouch. In fact, it just might fill this whole room! The things that have always made me the very happiest are leading and helping talented people to be successful…taking care of my family and friends…and giving back to my community.

This company and so many people in this room have made it possible for me to be able to do these things and I am just as excited to see what you do with the future that is ahead of you.

From the very bottom of my heart, I want to thank the leadership team, the board of directors, and my husband, Russell. Your support and courageous leadership inspire me. I couldn’t have more confidence in the talented, diverse team leading this company into the future.

Debra will be a dynamic and inspirational leader for this company…and for this industry. Since the day I met her, I have been impressed by Debra’s incredible knowledge and experience in growing consumer brands, her passion and integrity…and she has brought a determined focus to transforming the tobacco industry that will lead this company to an even stronger position this year and in the years to come. You are in the most capable hands of a leader whom I trust and admire.

So, again, I say thank you and farewell. May your pouch of gold flecks overflow with happiness and success. And…Altria better watch out. Because you are the best. I know you can beat them. And, I’ll be watching. Take care. Thank you all and good night!

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this communication that are not historical in nature, including financial estimates and statements as to regulatory approvals and the expected timing, completion and effects of the proposed transaction, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this communication and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding the benefits of the proposed transaction, including future financial and operating results, financial forecasts or projections, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts, and other statements that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “predict,” “possible,” “potential,” “could,” “should” and similar expressions. These statements regarding future events or the future performance or results of Reynolds American Inc. (“RAI”) and its subsidiaries or the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements.

Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be consummated, or if consummated, could have an adverse effect on the results of operations, cash flows and financial position of RAI or the combined company, respectively, are the following: the failure to obtain necessary shareholder approvals for the proposed transaction; the failure to obtain necessary regulatory or other approvals for the proposed transaction, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the proposed transaction, result in a material delay in, or the abandonment of, the proposed transaction or otherwise have an adverse effect on RAI or the combined company; the failure to satisfy required closing conditions or complete the proposed transaction in a timely manner or at all; the effect of restrictions placed on RAI’s and its subsidiaries’ business activities and the limitations put on RAI’s ability to pursue alternatives to the proposed transaction pursuant to the merger agreement; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the failure to realize projected synergies and other benefits from the proposed transaction; failure to promptly and effectively integrate RAI into British American Tobacco p.l.c. (“BAT”); the uncertainty of the value of the proposed transaction consideration that RAI shareholders will receive in the proposed transaction due to a fixed exchange ratio and a potential fluctuation in the market price of BAT common stock; the difference in rights provided to RAI shareholders under North Carolina law, the RAI articles of incorporation and the RAI bylaws, as compared to the rights RAI shareholders will obtain as BAT shareholders under the laws of England and Wales and BAT’s governing documents; the possibility of RAI’s and BAT’s directors and officers having interests in the proposed transaction that are different from, or in addition to, the interests of RAI shareholders generally; the effect of the announcement of the proposed transaction on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally; the incurrence of significant pre- and post-transaction related costs in connection with the proposed transaction; evolving legal, regulatory and tax regimes; and the occurrence of any event giving rise to the right of a party to terminate the merger agreement. Discussions of additional risks, contingencies and uncertainties are contained in RAI’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as provided by federal securities laws, RAI is not under any obligation to, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed transaction involving RAI and BAT. In connection with the proposed transaction, BAT will file with the SEC a registration statement on Form F-4 that will include the proxy statement of RAI that also constitutes a prospectus of BAT. RAI plans to mail the definitive proxy statement/prospectus to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR

ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BAT, RAI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI and BAT through the SEC’s web site at http://www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI, when available, by contacting RAI Investor Relations at raiinvestorrelations@reynoldsamerican.com or by calling (336) 741-5165 or at RAI’s website at www.reynoldsamerican.com, and will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by BAT, when available, by contacting BAT Investor Relations at batir@bat.com or by calling +44 (0) 20 7845 1000 or at BAT’S website at www.bat.com.

RAI, BAT and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from RAI shareholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from RAI shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. You may also obtain the documents that RAI files electronically from the SEC’s web site at http://www.sec.gov. Information regarding RAI’s directors and executive officers is contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2016 and its Proxy Statement on Schedule 14A, dated March 23, 2016, as supplemented, which are filed with the SEC. Information regarding BAT’s directors and executive officers is contained in BAT’s Annual Reports, which may be obtained free of charge from BAT’s website at www.bat.com.

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction pursuant to the acquisition, the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.